VERA BRADLEY ANNOUNCES FISCAL THIRD QUARTER 2016 RESULTS

Third quarter net revenues from continuing operations increased 1.2% to $126.7 million

Third quarter income from continuing operations totaled $10.3 million, or $0.27 per diluted share, exceeding $0.21 in the prior year and guidance of $0.19 to $0.21 per diluted share

FORT WAYNE, Ind., December 9, 2015 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the fiscal third quarter and nine months ended October 31, 2015.

Summary of Financial Performance for the Third Quarter

Net revenues from continuing operations totaled $126.7 million for the third quarter ended October 31, 2015, compared to $125.2 million for the third quarter ended November 1, 2014, an increase of 1.2%.

The Company posted income from continuing operations of $10.3 million, or $0.27 per diluted share, for the current year third quarter. In the prior year third quarter ended November 1, 2014, income from continuing operations totaled $8.7 million, or $0.21 per diluted share.

Summary of Financial Performance for the Nine Months

Net revenues from continuing operations totaled $348.5 million for the nine months ended October 31, 2015, compared to $356.4 million for the nine months ended November 1, 2014.

For the current year nine month period, the Company posted income from continuing operations of $11.8 million, or $0.30 per diluted share. These results included net after-tax charges of $4.2 million (all of which were recorded in the first quarter) comprised of:

•	$2.1 million related to the closing of its Indiana manufacturing facility, primarily related to severance and lease termination charges;

•	$1.5 million related to other severance and restructuring charges; and

•	$0.6 million related to an increase in income tax reserves for uncertain federal and state tax positions related to research and development tax credits.

Excluding these charges, the Company’s income from continuing operations totaled $16.1 million, or $0.41 per diluted share, for the current year nine months. For the nine months ended November 1, 2014, income from continuing operations totaled $23.5 million, or $0.58 per diluted share.

Comments on the Quarter

Robert Wallstrom, Chief Executive Officer, noted, “We are pleased that better than expected revenue and gross profit percentage performance, along with disciplined expense management, drove EPS well above our guidance, despite a rather challenging retail environment.

“We are most proud of our year-over-year 540 basis point gross profit percentage improvement in the quarter, largely driven by various sourcing efficiencies, our made-for-outlet products, and reduced promotional activity. In our full-line stores and on verabradley.com, we eliminated our hyper-promotions of 60% to 70% off and pared back our promotional days by approximately 50% during the third quarter.”

Wallstrom continued, “Our better than planned revenues were generated despite this reduced promotional activity. While our overall comparable sales fell 9.5%, our comparable store sales declined just 2%, which is a meaningful improvement in the trend from prior quarters. As expected, our e-commerce sales continued to be negatively impacted by these substantially reduced promotions.

“Customers are responding to our new product offerings. We believe we have the product, distribution, and marketing initiatives in place to achieve our fourth quarter financial plan and to continue improving our momentum into fiscal 2017.”

Third Quarter Details

Quarterly income statement numbers referenced below reflect the Company’s continuing operations.

Current year third quarter net revenues of $126.7 million exceeded the Company’s guidance of $120 million to $123 million. Prior year third quarter revenues totaled $125.2 million.

Current year third quarter Direct segment revenues totaled $84.1 million, a 7.9% increase from $77.9 million in the prior year third quarter. Comparable sales (including e-commerce) decreased 9.5% for the quarter (reflecting a 2.0% decline in comparable store sales and a 19.1% decrease in e-commerce sales), which was offset by new store growth (the Company opened 17 full-line and 13 factory outlet stores during the past 12 months). Third quarter comparable sales were negatively impacted by year-over-year declines in store and e-commerce traffic, largely resulting from reduced promotional activity.

Indirect segment revenues decreased 10.0% to $42.5 million from $47.3 million in the prior year third quarter, primarily due to lower average order size from the Company’s specialty retail accounts and a modest year-over-year reduction in the total number of specialty retail accounts.

Gross profit for the quarter totaled $73.3 million, or 57.9% of net revenues, compared to $65.8 million, or 52.5% of net revenues, in the prior year third quarter. The year-over-year gross profit percentage improvement primarily related to sourcing efficiencies (lower product costs combined with leveraged overhead costs resulting from Fall 2014 cost reductions at the Company’s domestic manufacturing facility as well as an increase in units manufactured), increased sales penetration of higher-margin made-for-outlet products, reduced promotional activity, and lower levels of liquidation sales. The gross profit percentage exceeded guidance of 56.8% to 57.2% primarily due to reduced promotional activity relative to plan and better than planned sales of higher-margin MFO product in the Company’s factory outlet stores.

SG&A expense totaled $57.0 million, or 45.0% of net revenues, in the current year third quarter, compared to $53.3 million, or 42.5% of net revenues, in the prior year third quarter. As expected, SG&A dollars increased over the prior year primarily due to investments in new stores. SG&A as a percentage of net revenues was better than the Company’s guidance of 46.5% to 47.0%, primarily due to better than expected revenues and expense management as well as a reallocation of planned marketing expenditures from the third quarter to the fourth quarter.

Operating income totaled $16.8 million, or 13.3% of net revenues, in the current year third quarter, compared to $13.6 million, or 10.9% of net revenues, in the prior year third quarter. By segment, Direct operating income was $19.3 million, or 22.9% of sales, compared to $13.9 million, or 17.8% of sales, in the prior year, and Indirect operating income was $19.1 million, or 44.8% of sales, compared to $19.2 million, or 40.6% of sales, in the prior year.

Year-to-Date Details

Year-to-date income statement numbers referenced below reflect the Company’s continuing operations and exclude the previously outlined first quarter charges related to its manufacturing facility closing, other severance and restructuring costs, and the income tax adjustment.

For the current year nine months, net revenues totaled $348.5 million compared to $356.4 million in the prior year.

Direct segment revenues for the current year nine month period totaled $238.3 million, a 4.6% increase from $227.9 million in the same prior year period. Comparable sales (including e-commerce) decreased 13.6% for the period (reflecting a 12.6% decline in comparable store sales and a 14.8% decrease in e-commerce sales), which was offset by new store growth (the Company opened 17 full-line and 13 factory outlet stores during the past 12 months). Comparable sales were negatively impacted by year-over-year declines in store and e-commerce traffic, partially resulting from reduced promotional activity.

Indirect segment revenues decreased 14.2% to $110.2 million from $128.5 million in the prior year, primarily due to lower average order size from the Company’s specialty retail accounts. In addition, there was a modest year-over-year reduction in the total number of specialty retail accounts.

Excluding the aforementioned charges, gross profit for the nine months totaled $195.0 million, or 55.9% of net revenues, compared to $189.0 million, or 53.0% of net revenues, in the prior year. The year-over-year gross profit percentage improvement primarily related to sourcing efficiencies (lower product costs combined with leveraged overhead costs resulting from Fall 2014 cost reductions at the Company’s domestic manufacturing facility as well as an increase in units manufactured), increased sales penetration of higher-margin made-for-outlet products, reduced promotional activity, and lower levels of liquidation sales.

Excluding the aforementioned charges, SG&A expense totaled $169.5 million, or 48.6% of net revenues, in the current year, compared to $154.0 million, or 43.2% of net revenues, in the prior year. As expected, SG&A dollars increased over the prior year primarily due to investments in new stores and incremental marketing.

Excluding the aforementioned charges, operating income totaled $27.2 million, or 7.8% of net revenues, for the current year nine month period, compared to $38.1 million, or 10.7% of net revenues, in the same period last year. By segment, Direct operating income was $47.3 million, or 19.9% of sales (which excluded $3.5 million of the aforementioned charges), compared to $44.7 million, or 19.6% of sales, in the prior year, and Indirect operating income was $44.9 million, or 40.8% of sales (which excluded $1.1 million of the aforementioned charges), compared to $50.6 million, or 39.4% of sales, in the prior year.

Cash and cash equivalents as of October 31, 2015 totaled $61.8 million compared to $90.3 million at the end of last year’s third quarter. The Company had no debt outstanding at quarter end. Quarter-end inventory was $118.2 million compared to $106.3 million at the end of last year’s third quarter and at the high end of guidance of $112 million to $118 million, primarily due to timing of fourth quarter receipts.

Net capital spending for the third quarter and nine months totaled $7.5 million and $22.8 million, respectively.

During the third quarter, the Company repurchased approximately $6.5 million worth of its common stock under its share repurchase plan (approximately 0.6 million shares at an average price of $10.47). These third quarter repurchases completed the balance of the Company’s $40 million share repurchase program (approximately 2.82 million shares at an average repurchase price of $14.19 over the life of the plan).

On December 8, 2015, the Company’s board of directors approved another share repurchase program authorizing up to $50 million in common stock repurchases. The new share repurchase program expires in December 2017.

Fourth Quarter and Fiscal Year 2016 Outlook

For the fourth quarter of fiscal 2016, the Company expects:

•	Net revenues of $151 million to $155 million compared to prior year fourth quarter revenues of $152.6 million.

•
A gross profit percentage of 58.3% to 58.7% compared to 52.4% in the prior year fourth quarter. The planned improvement reflects sourcing efficiencies (lower product costs combined with leveraged overhead costs resulting from the closing of the Company’s domestic manufacturing facility and an increase in units manufactured), increased sales penetration of higher-margin made-for-outlet products, reduced promotional activity, and lower levels of liquidation sales.

•
SG&A as a percentage of net revenues of 42.0% to 42.5% compared to 35.8% in the prior year fourth quarter. The increase is primarily related to incremental spending in marketing, e-commerce, and incentive compensation as well as fourth quarter asset impairment charges that are expected to be higher than the prior year.

•
Diluted earnings per share from continuing operations of $0.40 to $0.43, based on diluted weighted-average shares outstanding of 38.1 million and an effective tax rate of 38.0%. Diluted earnings per share from continuing operations totaled $0.43 in the prior year fourth quarter.

•	Inventory of $118 million to $122 million at the end of the fiscal year, compared to $98.4 million at the end of last fiscal year end.

For fiscal 2016, the Company expectations are as follows (which excludes the aforementioned charges):

•	Net revenues of $499 million to $503 million compared to $509.0 million last year.

•
A gross profit percentage of approximately 56.7% compared to 52.9% last year. The planned improvement reflects sourcing efficiencies, increased sales penetration of higher-margin made-for-outlet products, reduced promotional activity, and lower levels of liquidation sales.

•
SG&A as a percentage of net revenues of approximately 46.7% compared to 41.0% last year. The planned increase is primarily related to incremental spending in marketing, e-commerce, and incentive compensation, on a lower sales base, as well as fourth quarter asset impairment charges that are expected to be higher than the prior year.

•
Diluted earnings per share from continuing operations of $0.80 to $0.83, based on diluted weighted-average shares outstanding of 38.8 million and an effective tax rate of 39.3%. Diluted earnings per share from continuing operations totaled $1.00 last year.

•	Net capital spending of approximately $28 million, lower than the $31 million originally estimated due to the timing of certain expenditures delayed until fiscal 2017.

Discontinued Operations

In June 2014, the Company entered into a five-year agreement with Mitsubishi Corporation Fashion Company and Look Inc. to import and distribute Vera Bradley products in Japan. As a result of moving to this wholesale business model, the Company exited its direct business in Japan during the third quarter of fiscal 2015 and has accounted for it as a discontinued operation.

Call Information

A conference call to discuss fiscal third quarter 2016 results is scheduled for today, Wednesday, December 9, 2015, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (877) 440-5807, and enter the access code 7225652. A replay will be available shortly after the conclusion of the call and remain available through December 23, 2015. To access the recording, listeners should dial (877) 870-5176, and enter the access code 7225652.

About Vera Bradley, Inc.

Vera Bradley is a leading designer of women’s handbags and accessories, luggage and travel items, eyewear, stationery and gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s iconic designs and versatile styles offer women of all ages a colorful way to accessorize every look.

Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-line and factory outlet stores in the United States, verabradley.com, eBay and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 2,700 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, its wholesale business in Japan and third-party inventory liquidation.

The Company’s commitment to breast cancer research continues to increase its reach through the Vera Bradley Foundation for Breast Cancer.

For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; adverse changes in the cost of raw materials and labor used to manufacture our products; and possible adverse effects resulting from a significant disruption in our single distribution facility. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 31, 2015. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)

Vera Bradley, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 31, 2015	January 31, 2015	November 1, 2014
Assets
Current assets:
Cash and cash equivalents	$61,796	$112,292	90,334
Accounts receivable, net	37,965	31,374	38,136
Inventories	118,177	98,403	106,256
Income taxes receivable	2,905	3,208	2,717
Prepaid expenses and other current assets	10,679	9,100	9,303
Deferred income taxes	14,058	13,320	15,297
Total current assets	245,580	267,697	262,043
Property, plant, and equipment, net	117,192	109,003	103,567
Other assets	1,174	584	614
Total assets	$363,946	$377,284	$366,224
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$21,012	$32,906	28,511
Accrued employment costs	13,888	14,595	14,039
Other accrued liabilities	15,219	15,548	17,699
Income taxes payable	5,549	—	2,592
Total current liabilities	55,668	63,049	62,841
Deferred income taxes	6,651	5,297	3,323
Other long-term liabilities	29,098	24,467	24,010
Total liabilities	91,417	92,813	90,174
Shareholders’ equity:
Additional paid-in-capital	84,250	80,992	80,488
Retained earnings	228,298	216,451	199,108
Accumulated other comprehensive loss	(19)	(15)	(13)
Treasury stock	(40,000)	(12,957)	(3,533)
Total shareholders’ equity	272,529	284,471	276,050
Total liabilities and shareholders’ equity	$363,946	$377,284	$366,224

Vera Bradley, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net revenues	$126,674	$125,204	$348,502	$356,361
Cost of sales	53,376	59,436	156,956	167,394
Gross profit	73,298	65,768	191,546	188,967
Selling, general, and administrative expenses	57,013	53,274	171,976	153,982
Other income	504	1,110	1,734	3,152
Operating income	16,789	13,604	21,304	38,137
Interest expense, net	60	215	209	319
Income from continuing operations before income taxes	16,729	13,389	21,095	37,818
Income tax expense	6,461	4,668	9,248	14,326
Income from continuing operations	10,268	8,721	11,847	23,492
Loss from discontinued operations, net of taxes	—	(1,780)	—	(2,386)
Net income	$10,268	$6,941	$11,847	$21,106
Basic weighted-average shares outstanding	38,057	40,663	39,085	40,663
Diluted weighted-average shares outstanding	38,099	40,716	39,104	40,720
Net income per share - basic
Continuing operations	$0.27	$0.21	$0.30	$0.58
Discontinued operations	—	(0.04)	—	(0.06)
Net income	$0.27	$0.17	$0.30	$0.52
Net income per share - diluted
Continuing operations	$0.27	$0.21	$0.30	$0.58
Discontinued operations	—	(0.04)	—	(0.06)
Net income	$0.27	$0.17	$0.30	$0.52

Vera Bradley, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirty-Nine Weeks Ended
	October 31, 2015	November 1, 2014
Cash flows from operating activities
Net income	$11,847	$21,106
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	14,665	10,957
Provision for doubtful accounts	430	(129)
Loss on disposal of property, plant, and equipment	105	—
Stock-based compensation	3,750	2,943
Deferred income taxes	616	(3,523)
Changes in assets and liabilities:
Accounts receivable	(7,021)	(8,833)
Inventories	(19,774)	30,667
Prepaid expenses and other assets	(2,169)	1,120
Accounts payable	(11,166)	(6,901)
Income taxes	5,852	(1,750)
Accrued and other liabilities	2,904	10,596
Net cash provided by operating activities	39	56,253
Cash flows from investing activities
Purchases of property, plant, and equipment	(22,818)	(22,358)
Net cash used in investing activities	(22,818)	(22,358)
Cash flows from financing activities
Tax withholdings for equity compensation	(492)	(608)
Repurchase of common stock	(27,159)	(3,092)
Other financing activities, net	(62)	(71)
Net cash used in financing activities	(27,713)	(3,771)
Effect of exchange rate changes on cash and cash equivalents	(4)	995
Net (decrease) increase in cash and cash equivalents	$(50,496)	$31,119
Cash and cash equivalents, beginning of period	112,292	59,215
Cash and cash equivalents, end of period	$61,796	$90,334
Supplemental disclosure of cash flow information
Non-cash operating, investing, and financing activities
Repurchase of common stock
Expenditures incurred but not yet paid as of October 31, 2015 and November 1, 2014	$—	$441
Expenditures incurred but not yet paid as of January 31, 2015 and February 1, 2014	$116	$—
Purchases of property, plant, and equipment
Expenditures incurred but not yet paid as of October 31, 2015 and November 1, 2014	$2,313	$7,226
Expenditures incurred but not yet paid as of January 31, 2015 and February 1, 2014	$2,172	$—

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Thirty-Nine Weeks Ended October 31, 2015
(in thousands, except per share amounts)
(unaudited)

	Thirty-Nine Weeks Ended
	As Reported	Restructuring Items & Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$191,546	$(3,434)	[1]	$194,980
Selling, general, and administrative expenses	171,976	2,483	[2]	169,493
Operating income (loss)	21,304	(5,917)		27,221
Income (loss) from continuing operations before income taxes	21,095	(5,917)		27,012
Income tax expense (benefit)	9,248	(1,698)	[3]	10,946
Income (loss) from continuing operations	11,847	(4,219)		16,066
Diluted net income (loss) per share from continuing operations	$0.30	$(0.11)		$0.41

Direct segment operating income (loss)	$43,844	$(3,470)	[4]	$47,314
Indirect segment operating income (loss)	$43,748	$(1,146)	[5]	$44,894
Unallocated corporate expenses	$(66,288)	$(1,301)	[6]	$(64,987)

[1]Items include one-time exit costs related to the Company's manufacturing facility closure, including employee severance, a lease termination payment and fixed asset acceleration charges
[2]Includes $1,301 for a severance charge and $1,182 related to a lease termination
[3]Includes $575 related to an additional income tax reserve and a benefit of $2,273 related to the tax impact of the charges mentioned above
[4]Includes an allocation of $2,288 related to the one-time exit costs for the Company's manufacturing facility closure and $1,182 related to a lease termination
[5]Related to an allocation of $1,146 for the one-time exit costs for the Company's manufacturing facility closure
[6]Related to a severance charge